EXHIBIT 23.2
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       CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
FNB Corp.

We consent to incorporation by reference in the registration statement on Form S-3 of FNB Corp. of our report dated February 3, 1995 relating to the consolidated balance sheets of FNB Corp. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report to shareholders and is incorporated by reference in the 1994 Form 10-KSB and to the reference to our firm under the heading "Experts" in the prospectus.

FNB Corp. changed its method of accounting for investments to adopt the provisions of the Financial Accounting Standards Boards' Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," at December 31, 1993. FNB Corp. also adopted the provisions of the Financial Accounting Standards Board's SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", on January 1, 1993.

                              /S/KPMG Peat Marwick LLP
                                KPMG Peat Marwick LLP

Greensboro, North Carolina
May 22, 1995

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